As filed with the Securities and Exchange Commission on August 2, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_______________________________

SPRING BANK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

_______________________________

Delaware	52-2386345
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

35 Parkwood Drive, Suite 210

Hopkinton, MA  01748

(508) 473-5993

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________________

SPRING BANK PHARMACEUTICALS, INC. AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT DATED JANUARY 8, 2018

(Full Title of the Plans)

Garrett Winslow

General Counsel

Spring Bank Pharmaceuticals, Inc.

35 Parkwood Drive, Suite 210

Hopkinton, MA  01748

(508) 473-5993

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $0.0001 par value per share	800,000(2)	$12.48(3)	$9,984,000	$1,243.00
Common stock, $0.0001 par value per share	50,000(4)	$12.02(5)	$601,000	$74.83
Total	850,000		$10,585,000	$1,317.83

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Consists of shares of common stock, $0.001 par value per share (the “Common Stock”) of Spring Bank Pharmaceuticals, Inc. (the “Registrant”) authorized and reserved for issuance for compensatory purposes only under the Amended and Restated 2015 Stock Incentive Plan (the “Plan”).

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based on the average of the high and low sale prices of the common stock as reported on the Nasdaq Capital Market on July 31, 2018.

(4)	Consists of shares of Common Stock of the Registrant issuable upon exercise of a non-qualified stock option granted to John Kevin Leach, an employee of the Company, on January 8, 2018.
(5)

Solely for the purposes of determining the registration fee under Rule 457(h) promulgated under the Securities Act, this price is equal to the per share exercise price of the stock option granted pursuant to a non-qualified stock option agreement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering (i) 800,000 shares of the Registrant’s common stock issuable for compensatory purposes only under the Registrant’s Amended and Restated 2015 Stock Incentive Plan (the “Plan”), which were added to the shares authorized for issuance under the Plan June 18, 2018, and (ii) 50,000 shares of the Registrant’s common stock issuable upon the exercise of a non-qualified stock option granted to John Kevin Leach, the Registrant’s Vice President, Nonclinical and Translational Research, pursuant to that certain Non-Qualified Stock Option Agreement between the Registrant and Dr. Leach dated January 8, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed on February 20, 2018;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on April 27, 2018 and as amended by that certain Quarterly Report on Form 10-Q/A filed with the Commission on May 4, 2018, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 as filed with the Commission on August 2, 2018;

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on March 5, 2018, March 14, 2018, April 10, 2018 and June 19, 2018;

(d) the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2018 that are deemed “filed” under the Exchange Act; and

(e) the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed on March 14, 2016 (File No. 001-37718) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for purposes of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s restated certificate of incorporation provides that no director shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding to which he was or is a party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s restated certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s restated certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors. These indemnification agreements may require the Registrant, among other things, to indemnify its directors for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of his or her service as one of the Registrant’s directors, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Filed
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Herewith
4.1	Restated Certificate of Incorporation of the Registrant	8-K (Exhibit 3.1)	001-37718	5/13/2016
4.2	Amended and Restated Bylaws of the Registrant	8-K (Exhibit 3.2)	001-37718	5/13/2016
4.3	Specimen Stock Certificate Evidencing Shares of Common Stock	S-1/A (Exhibit 4.1)	333-208875	02/12/2016
5.1	Opinion of Mintz Levin				X
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Mintz Levin (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on the signature page of this registration statement)				X
99.1	Amended and Restated 2015 Stock Incentive Plan	8-K (Exhibit 10.1)	001-37718	6/19/2018
99.2	Non-Qualified Stock Option Agreement dated January 8, 2018				X

Item 9.   Undertakings.

1.    Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hopkinton, Massachusetts, on this 2nd day of August, 2018.

                                                                                              SPRING BANK PHARMACEUTICALS, INC.

By:	/s/ Martin Driscoll
Name:	Martin Driscoll
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Martin Driscoll and Jonathan Freve, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Spring Bank Pharmaceuticals, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Martin Driscoll	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Martin Driscoll		August 2, 2018

/s/ Jonathan Freve	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Jonathan Freve		August 2, 2018
/s/ Radhakrishnan P. Iyer, Ph.D.	Chief Scientific Officer and Director
Radhakrishnan P. Iyer, Ph.D.		August 2, 2018

/s/ David Arkowitz	Director
David Arkowitz		August 2, 2018

/s/ Christiana Bardon, M.D.	Director
Christiana Bardon, M.D.		August 2, 2018

/s/ Jonathan Bates	Director
Jonathan Bates		August 2, 2018

/s/ Kurt M. Eichler	Director
Kurt M. Eichler		August 2, 2018

/s/ Todd Brady, M.D., Ph.D.	Director
Todd Brady, M.D., Ph.D.		August 2, 2018

/s/ Timothy Clackson, Ph.D.	Director
Timothy Clackson, Ph.D.		August 2, 2018